UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

OAK WOODS ACQUISITION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

Oak Woods Acquisition Corporation (the “Company”) is filing this amendment No. 1 (the “Amendment No. 1”) to its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on September 16, 2024 (the “Proxy Statement”) to (1) change the definition of an “Extension” to provide for one-month extension periods up to a total of six months, instead of two three-month extension periods; (2) change the definition of “Contribution” from $230,000 for each three-month extension to $172,500 for each one-month extension, and (3) to disclose that the dissolution expenses will be paid by the Sponsor, instead of from the Trust Account and to update the proposed amendments to the Restated Memorandum and Articles of Association accordingly. Terms used in this Amendment No. 1 that are not defined in this Amendment No. 1 have the meanings given to them in the Proxy Statement. To reflect the above summary of the proposed changes to the Proxy Statement, the revised Proposal No.1 – The Extension Proposal is as follows:

A.	Proposal No. 1 — The Extension Proposal as a special resolution, to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Charter”) pursuant to an amendment to the Charter in the form set forth in Annex A of the accompanying proxy statement to extend the date by which the Company must consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination (a “business combination”) from September 28, 2024 (the “Current Outside Date”) to October 28, 2024 (the “Extended Date”) and to allow the Company, without another shareholder vote, by resolution of the Company’s board of directors (the “Board”), to elect to further extend the Extended Date in additional one-month increments up to five additional times, or a total of up to 6 months after the Current Outside Date, until up to March 28, 2025 (each, an “Additional Extended Date”), (the “Extension,” and such proposal, the “Extension Proposal”);

After consultation with Whale Bay International Company Limited (the “Sponsor”), the Company’s management has confirmed that, if the Extension Proposal is approved, the Sponsor or its affiliates will contribute $172,500  in connection with the Extended Date, and for each Additional Extended Date to the Company as a loan (the “Contribution”) for the Company to deposit the funds into the Trust Account as the Contribution, on or before September 28, 2024 with respect to the Extended Date and upon five days’ advance notice prior to Additional Extended Date, and to extend the Current Outside Date for an additional one (1) month period each time for up to six (6) times.

The Contribution will be deposited in the Trust Account prior to the beginning of the additional extension period. The Contribution will bear no interest and will be repayable by the Company to the Sponsor upon consummation of a Business Combination in cash or private placement units at a price of $10 per unit at the option of the Sponsor. The loan will be forgiven by the Sponsor or its affiliates if the Company is unable to consummate a Business Combination except to the extent of any funds held outside of the Trust Account. If the Company’s Board otherwise determines that the Company will not be able to consummate a Business Combination by the last Extended Date of March 28, 2025, the Company would wind up its affairs and redeem 100% of the outstanding Public Shares in accordance with the same procedures set forth below that would be applicable if the Extension Amendment Proposal and the Trust Amendment Proposal are not approved.

If the Extension Amendment Proposal are not approved, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than five business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes, if any and without deducting the $50,000 of interest to pay dissolution expenses, divided by the number of then-outstanding Public Shares (such redemption, the “Mandatory Redemption”), which Mandatory Redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such Mandatory Redemption, subject to the approval of our remaining shareholders and our board, liquidate and dissolve, subject in the case of the above clauses (2) and (3), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will pay the dissolution expenses. Subject to the foregoing, the approval of the Extension Proposal requires a special resolution under the Companies Act, being the affirmative vote of at least two-thirds (2/3) of votes cast by such holders of the issued and outstanding ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting or any adjournment thereof.

If the Extension Amendment are approved, the amount of money needed to extend the time to complete a business combination would be $172,500  for each month and the Combination Period could be extended for up to 6 months longer than the Current Outside Date of September 28, 2024.

Resolution

The resolution to be put to the shareholders to consider and to vote upon at the Extraordinary General Meeting in relation to Extension Proposal is as follows:

“RESOLVED, AS AN ORDINARY RESOLUTION, THAT subject to and conditional upon the effectiveness of the special resolution to amend and restate the Amended and Restated Articles of Association of the Company with respect to the Extension Amendment as set forth in Annex A and Annex B of the Proxy Statement be amended in the form set forth in the amended Annex A and Annex B here below to: (i) give the Company the right to extend the date by which the Company has to complete a business combination from September 28, 2024 to March 28, 2025, by depositing into the Trust Account $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, for up to six (6) times, and; (ii) restrict the Company from utilizing any portion of the funds held in the Trust Account to pay the fees, taxes, or dissolution expenses of the Company in the event the Company does not consummate a Business Combination within 21 months (or 24 months, if applicable under the provisions of Article 49.8) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles”

ANNEX A

PROPOSED AMENDMENT TO THE
AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
OAK WOODS ACQUISITION CORPORATION

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

FIRST RESOLVED, as a special resolution: that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Articles 49.7 and 49.8 in their entirety and the insertion of the following new Articles 49.7 and 49.8 in their place:

“49.7	In the event that the Company does not consummate a Business Combination within 21 months (or 24 months, if applicable under the provisions of Article 49.8) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company and without deducting any portion thereof for fees, taxes, or dissolution expenses of the Company, ~~(less taxes payable and up to US$500,000 of interest to pay dissolution expenses)~~, divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”; and

SECOND RESOLVED, as a special resolution: that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.8 in its entirety and the insertion of the following language in its place:

“49.8	In the event that any amendment is made to the Articles:

(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 18 months (or 21 months or 24 months, if applicable under the provisions of this Article 49.8) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination within 18 months from the closing of the IPO, the Company may, without another shareholder vote, elect to extend the date to consummate the Business Combination for up to ~~2 times~~ 6 times by an additional ~~three~~ one-month~~s~~ each time after the 18th month from the closing of the IPO, by resolution of the Directors until 24 months from the closing of the IPO~~.~~ provided the Sponsor deposits $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, up to six (6) times.”

ANNEX B

PROPOSED AMENDMENTS TO THE
AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
OAK WOODS ACQUISITION CORPORATION

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

FIRST, RESOLVED, as a special resolution: that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Articles 49.4 and 49.5 in their entirety and the insertion of the following new Articles 49.4 and 49.5in their place:

“49.4	At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorized to consummate such Business Combination.”; and

SECOND, RESOLVED, as a special resolution: that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.5 in its entirety and the insertion of the following language in its place:

“49.5	Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account ~~(such interest shall be net of taxes payable and not previously released to the Company to pay its taxes~~, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.”

The date of this Amendment No. 1 is September 25, 2024.